-25-
Exhibit 10-4

1993 Collective Bargaining Agreement
between
Todd Pacific Shipyards Corporation
and the
Metal Trades Department of the AFL-CIO,
the
Pacific Coast Metal Trades District Council, the
Puget Sound Metal Trades Council,
and the
International Unions Signatory Thereto


ARTICLE 1.  SCOPE OF AGREEMENT
1.1 This Agreement shall cover all production, repair and maintenance employees within the bargaining unit in the employ of the Employer signatory hereto, and shall apply to all work and activities of the Employer in connection with the construction, conversion, repair or scrapping of any vessel on the Pacific Coast, including but not limited to, dredges, floating drydocks, offshore drilling vessels, barges, mobile drilling platforms, platforms and all component parts, plant equipment, and all auxiliary equipment used in conjunction therewith.

ARTICLE 2.  SUBCONTRACTING
2.1 The agreement of the Parties with respect to the subject of subcontracting shall be that whenever the Employer subcontracts work covered by ARTICLE 1 of this Agreement to be performed on or off the Employer's premises, then persons performing such work shall receive not less than the wage and conditions provided for in this Agreement. This Article shall not apply to work subcontracted to be performed away from the Employer's premises outside of the Port areas of San Francisco, Portland and Seattle. Navigable inland waters connected with the Port areas shall be considered as part of the Port areas.
2.2 Upon request by the Puget Sound Metal Trades Council, the Employer will provide the name, address, and telephone number of the subcontractor who is either performing or is scheduled to perform work for the Employer within the Port of Seattle as defined above. The subcontractor shall provide on request, and within a reasonable time, documents to validate conformance with this Article. The Employer will assist with the enforcement of this Article if any question of intent arises.

ARTICLE 3.  NON-DISCRIMINATION, RECOGNITION, UNION SECURITY,
HIRING, SENIORITY
3.1 Nondiscrimination: The Employer and Unions agree that there will be no discrimination in employment because of race, creed, color, national origin, age, sex, or handicap, as defined by Federal and State Laws. Nor shall there be any discrimination of disabled veterans or veterans of the Vietnam era. In referring to employees in this Agreement, the masculine gender is used for convenience only and shall refer both to males and females. Compliance with State and/or Federal laws shall not be considered discrimination under this sub-section.

3.2 Recognition: The Employer recognizes the Unions as set forth in the Preamble and signatory hereto as the sole collective Bargaining Agents for all of its employees covered by this Agreement, in all of the classifications contained in Schedule "A" of this Agreement and employed on work covered by the "Scope of this Agreement."

3.3  Union Security:
(a) Employees included in the Bargaining Unit covered by this Agreement who are members of the respective Union as of the effective date of this Agreement shall, as a condition of employment, maintain their membership in the Union.
(b) Employees included in the Bargaining Unit covered by this Agreement who are not members of the respective Union as of the effective date of this Agreement, shall apply for membership in said Union on the thirty-first (31st) day after such effective date; and all employees who are accepted into membership into the Union shall maintain their membership in the Union as a condition of their employment.
(c) Employees hired after the effective date of this Agreement shall apply for membership in the respective Union on the thirty-first (31st) day following the beginning of such employment, and all employees who are accepted into membership in the Union shall maintain their membership in the Union as a condition of their employment.
(d) The Employer, upon written request of the Local Union, shall discharge any employee within two (2) working days after receipt of such notice, who fails to tender the periodic dues and initiation fees uniformly required by the Union as a condition of acquiring or retaining membership in good standing in the Union.
(e) An employee who desires his regular monthly union dues to be deducted from his pay by the Employer and remitted to the Financial Secretary of the Union shall submit a fully executed authorization card as follows:

Union Dues Deduction
I hereby authorize Todd Seattle Division to deduct $ regular monthly union dues from wages earned by me while in the bargaining unit represented by the Unions shown below.
I understand that such deductions are to be made on the first regularly scheduled payday of the month following the month in which this authorization is received by the Personnel Office of the Employer. This authorization and assignment shall remain in effect until canceled by written notice of the Union or the Employee. The dues deducted are to be sent no later than the end of the calendar month in which the deduction was made to:

  Employee Name:              Date:
  Signature:                  Soc. Sec. #:

The Union and the Employee shall hold the Employer harmless against any claim that might arise out of or by reason of action taken or not taken by the Employer in a good faith effort in complying with this provision.

3.4  Hiring:
(a) The Employer agrees that when additional employees are required the appropriate Local Union will be given as much advance notice as possible, but not less than twenty-four (24) hours so that the Union may have a reasonable opportunity to refer applicants for employment. The period of notice will commence when the appropriate Union receives such notice by telephone from the Employer. Such notice, including the number and qualifications of the employees required, shall be given by the Personnel Department or other designated representatives of the Employer. The Unions agree that they will, upon request of the Employer, refer experienced men, when available, to the Employer for the classifications covered by this Agreement. If less than twenty-four hour notice is given, the Unions agree that upon receipt from the Employer of a request for additional manpower, they will make every reasonable effort to provide the manpower as soon as possible. However, this does not eliminate the requirement of the employer to give advance notice to the affected union regardless of whether all seniority employees have been recalled or not.
(b) Selection of applicants for referral to jobs shall not be based on, or in any way affected by, Union membership, by-laws, rules, regulations, constitutional provisions or any other aspect or obligation of Union membership, policies or requirements.
(c) The Employer retains the right to reject any job applicant referred by the Unions. The Employer will provide, in writing, within two (2) working days, the reasons for rejection of applicants referred by the Union. The Employer may discharge any employee for just and sufficient cause. The Employer agrees to notify the appropriate Union in writing of the name or names of any former employee or employees not eligible for rehire. The "not eligible for rehire" letters sent to the Unions will be reviewed annually upon request of the Union.
(d) The Unions agree that they will not discriminate against non-union workmen in referring workmen to the Employer, and the Employer agrees not to discriminate against Union members in selecting job applicants referred to him by the Unions.
(e) A copy of this Article of Agreement shall be posted at the employment office of the Employer and at the place where the appropriate Local Unions conduct the operation of referring persons for employment under this Agreement.
(f) The Employer may request any former unemployed employee by name and the Unions shall refer such person after compliance with the provisions set forth in this Article. The Employer will provide proof of former employment of such person if requested by the Union.
(g) If the Employer hires persons other than those referred by the Unions, he shall advise the appropriate Local Union within two (2) working days after such person is hired, as to the name, address, social security number, date of hire, classification and rate of pay of such employee. The same information shall be furnished in writing by the Employer to the appropriate Local Union within forty-eight (48) hours after the termination of such employee.
(h) All employees referred to the Employer by the Unions under this Article shall submit to the making of such records as are or may be required by the Employer for the purpose of identification.
(i) The Unions and Employer agree to hold each of the other Parties signatory hereto harmless from any money damages and penalties assessed against them by any Government Agency or Court of Law because of any charge of unfair labor practice or act where such practice or act was proximately or solely caused by any one of the individual Unions or Employer.

3.5  Seniority:
(a) For the purpose of layoff and recall, the principle of seniority is hereby established for employees in the bargaining unit.
(b) Seniority shall be established after an employee has worked in an established represented classification a period of "ninety
(90) cumulative working days within a nine (9) month period." Any employee who acquired seniority prior to this Agreement will retain the seniority date currently assigned. Any employee hired or rehired after the date of this Agreement will acquire seniority in accordance with the paragraph above.
  For example: If an employee starts in January, he has until the end of September to qualify for seniority. If at the end of September he has not qualified for seniority, then the nine (9) month period is extended to the month of October, and the month of January is dropped.
(c) An employee's seniority under this Article shall be terminated under the following conditions:
1.  If the employee is discharged for cause.
2.  If the employee quits.
3. If the employee fails to report to work at the time specified by the Employer or within forty-eight (48) hours (Saturday, Sunday and holidays excluded).
(a) The Employer will place his recall order with the Union, naming employees eligible to be recalled for such order by Seniority List. The Employer shall at the time of placing such order send the "Official Notice of Recall" to such eligible employee in the manner covered in Item 3.5 (c) (3) (d) below. Upon receipt of such "Notice of Official Recall" the employee must report for work within forty-eight (48) hours or suffer loss of seniority.
(b) The Union shall make every reasonable effort to notify the employee by telephone of his recall and time to report to the Employer.
(c) Employees contacted by the Union shall make every reasonable attempt to report for work at the time specified by the Employer.
(d) A list of those employees not contacted by the Union, and those contacted who inform the Union they are not answering the recall, shall be given to the Employer within twenty-four (24) hours after the Union receives the recall order.
  The Employer shall then notify the employee (unless "Notice of Recall" is sent under Item 3.5 (c) (3) (a) above) by telegram, Certified or Registered letter to the employee's last address on record. The Employer shall notify the Union, in writing, within two (2) working days, of receipt of an unacknowledged letter. It is the employee's personal responsibility to maintain a current address and telephone number with the Employer and the Union. Upon receipt of such "notice of recall" the employee must report for work within forty-eight (48) hours or suffer loss of seniority. Individual problem cases shall be handled on their merit by the Employer and the Union.
4. Any employee absent for three (3) consecutive work days or more without notification and furnishing a justifiable reason for such absence shall be considered to have voluntarily terminated his employment. Exceptional cases will be handled on their merit. Employees on Employer-approved leave of absence or industrial injury shall not be subject to this provision.

5. If the employee is laid off for lack of work from the Employer's active payroll for a period of one (1) year.
  An employee on Employer-approved sick leave or industrial injury at the time of lay off for lack of work shall be recalled according to his respective seniority recall eligibility and if still unable to return to work shall be returned to the Employer's sick leave or industrial injury status.
(d) Seniority shall not apply to recall for jobs of less than ten (10) working days duration starting on the first day following the placing of the order at the Union Hall for an employee.
1. The Employer has the responsibility under 3.5 (c) (3) a) to call the Union Hall for employees with seniority for jobs regard less of duration.
2. The provision under 3.5 (d) is only to give the right to the employee with seniority to reject a job offer of less than ten
(10) days. Further, there is no guarantee of pay for days not worked.
3. The Employer can call employees for more than one (1) job in the ten (10) day period or less.
4. If the job is not completed in the ten (10) working days' duration and is needed to be extended from one to three (1-3) working days beyond the ten (10) day duration, the Employer is not required to call seniority employees who originally rejected the ten (10) day call back for that period of time.
(e) The Employer shall be entitled to retain Leading men and classifications above the Leading men paid on an hourly rate without regard to seniority.
(f) Seniority shall apply to classification of the Craft or Union as set forth in this Agreement, and by such classifications as may be agreed upon by the Employer and the appropriate Union.
(g) On layoffs and recalls in any classification or agreed classification, the following factors shall apply:
1. Length of continuous seniority with the Employer in the classification or agreed classification.
2. Demonstrated skill and ability to perform the work within the classification or agreed classification. Where factor (2) is equal as between employees to be laid off and recalled, then factor (1) shall prevail.
(h) Employees who are laid off in accordance with Subsection (g) shall be recalled to work in inverse order of layoff, provided the employee is qualified to perform the work within the classification or agreed classification.
(i) Employees promoted to any higher classification or to Leading men paid on an hourly basis shall continue to accrue seniority in the classification from which they are promoted during the time they serve in such capacity. Employees promoted to jobs outside the bargaining unit shall retain such seniority as they had in the classification from which they were promoted as of the day of the promotion. There will be no retroactive adjustments, but prospectively these employees shall not continue to accrue seniority while out of the bargaining unit.
(j) The Employer will furnish a current Seniority List on a monthly basis to each appropriate Union, designating foreman or the immediate classification above Leading man. Such Seniority List will be posted in the office of the Unions and the Employers, and it shall be the responsibility of the employee to review such list as to his individual seniority status.
ARTICLE 4.  LEADING MEN
4.1 Leading men in all departments shall be selected, as far as practicable, from the crafts they are supervising and with a view to their mechanical ability and shall be journeymen and/or mechanics and shall be members of their respective Union. In addition, the immediate supervisory classification above that of Leading men when paid on an hourly wage rate basis, shall be selected, as far as practicable, from the crafts they are supervising and with a view to their mechanical ability and shall be journeymen and/or mechanics and shall be members of their respective Union. Apprentices, trainees, and helpers will not be promoted directly to lead positions.
  While on overtime, leadmen supervising a crew of more than four journeymen, shall not work with the tools.
4.2 The Compensation for Leading men shall be in accordance with established local practice but in no case less than one dollar and twenty cents ($1.20) per hour over the wage of the craft they are supervising as set forth in Schedule "A". The compensation for the immediate supervisory classification above that of Leading men, when paid on an hourly wage rate basis, shall be in accordance with established local practice. The activities and assignments of supervisors mentioned hereinabove shall not be restricted, nor shall they be extended during overtime periods to the end that they be used to replace employees in the performance of overtime work.
4.3 Foremen, or the immediate supervisor above Leading men, leading men and mechanics from other crews cannot be used to complete a job or work assignment which continues into or requires overtime work. The intention of the Parties signatory to this Agreement is to continue to use foreman or immediate supervisor above Leading men, Leading men and mechanics already assigned in the completion of work which extends into overtime periods, except in emergency situations.
  It is the intention of the Employer not to eliminate the classifications of Leading men or the immediate classifications above Leadmen paid on an hourly basis and to substitute salaried personnel for such classification.
4.4 In the interest of safety, it is agreed that the Company and the Unions shall work together to insure that Leadmen will not have crews of unmanageable size.

ARTICLE 5.  STANDARD DAY SHIFT HOURS
5.1 Forty (40) hours shall constitute a work week, eight (8) hours a day, five (5) days per week, Monday to Friday, inclusive between the hours of 7:00 A.M. and 4:30 P.M., except that where as to any locality or as to any plant of any Employer existing traffic conditions render it desirable to start the day shift at an earlier hour. Such starting time may, by agreement between the Employer and the local Metal Trades Council, be made earlier.

ARTICLE 6.  SHIFTS
6.1 Shift work shall be permitted in all classifications on the following basis, without restrictions.
6.2 The regular starting time of the day shift shall be 7:00 a.m. unless modified as set forth in Article 5.
  The normal starting time of the swing shift shall be between 4:00 and 5:00 p.m. unless modified by mutual agreement between the Employer and the local Metal Trades Council.
  The normal starting time of the graveyard shift shall be between 11:30 p.m. and 1:00 a.m. unless modified by mutual agreement between the employer and the local Metal Trades Council.
6.3 The regularly established starting time of the day shift shall be recognized as the beginning of the twenty-four (24) hour work day period. When irregular or broken shifts are worked, overtime rates shall apply before the regular starting time and after the regular quitting time of the shift on which the employee is regularly employed.
6.4 Employees transferred from one shift to another, unless relieved from work at least seven and one-half (7 1/2) hours before starting their new shift, shall be paid the overtime rate for the first such shift worked.
6.5 No employee shall be transferred from his regular assigned shift to another shift more than once in a work week; however, he may be returned to his regular assigned shift. This shall not apply in an extreme emergency or where there is shortage of manpower. Any violation to this Section shall entitle the employee to the overtime rate for the first such shift worked.
6.6 First or Regular Daylight Shift: An eight and one-half (8 1/2) hour period less thirty (30) minutes for meals on the employee's time. Pay for a full shift period shall be a sum equivalent to eight (8) times the regular hourly rate with no premium.
6.7 Second Shift: An eight (8) hour period less thirty (30) minutes for meals on employee's time. Pay for a full shift period shall be a sum equivalent to eight (8) times the regular hourly rate as set forth in Schedule "A" plus seventy-five (75) cents for each hour worked.
6.8 Third Shift: A seven and one-half (7 1/2) hour period less thirty (30) minutes for meals on the employee's time. Pay for a full third shift period shall be a sum equivalent to eight (8) times the regular hourly rate as set forth in Schedule "A" plus one (1) dollar for each hour worked.

ARTICLE 7.  WAGE SCALES
7.1 The Employer agrees to pay to its employees and the Unions agree that their members employed by the Employer will accept the wage scales for the various classifications set forth and contained in Schedule "A" of this Agreement.
7.2 The wage rates herein established are minimum rates only, and shall not prohibit the Employer from paying a premium wage rate to any of his employees. Where an employee is receiving a premium wage rate at the time a general increase in wages becomes effective, such employee shall receive such general increase.
7.3 The granting of a premium wage rate to any employee and the elimination of such premium wage rate, shall remain the sole prerogative of the Employer. However, this section shall not be used to avoid payment of a negotiated wage increase to premium men.
7.4 Conditions and compensation for launching shall remain the same as the existing practice.
7.5 All paychecks containing overtime pay shall specify on the check stub the number of overtime hours worked.

ARTICLE 8.  OVERTIME
8.1 Overtime at the rate of one and one-half (1 1/2) times an employee's established hourly rate as set forth in Schedule "A" shall be paid for all work performed outside or in excess of eight (8) hours, but less than twelve (12) hours, on Monday through Friday and less than twelve (12) hours on Saturday. Overtime at the rate of two (2) times an employee's established hourly rate shall be paid for all work performed on Sunday, a holiday or in excess of twelve (12) hours on Monday through Saturday. Overtime payment for hours outside of an employee's established shift hours will be subject to Section 6.3.
8.2 If an employee working on the "first" or regular daylight shift is required to return to work on the third shift within the same twenty-four (24) hour work day period, he shall receive one and one half (1 1/2) times his established rate for the first such "third" shift worked. The twenty-four (24) hour work day period mentioned herein shall be the twenty-four (24) hour period commencing with the starting time of the day shift.
8.3 Work after 1:00 A.M.: Day shift required to work after 1:00 A.M. and laid off before 6:00 A.M. shall be paid to 6:00 A.M. at overtime rates.
8.4 Employees required to work overtime past the quitting time of their regular shift, unless relieved from work at least seven and one-half (7 1/2) hours before starting to work on their next regular shift, shall be paid the overtime rate for such shift.
8.5 Salvage and Dynamite: All salvage work at site, unless the site is in Employer's yard or dock, shall be paid for at the established overtime rate, regardless of the hour or day; also Powder and Dynamite Boats when anchored at Powder Anchorage. Any area designated by the U.S. Coast Guard as a powder, dynamite or explosive site is understood to be a Powder Anchorage referred to above.
  The applicable rate applies to any craft while on the job at the site.
8.6 Lunch Periods: A lunch period shall be allowed on the Employer's time at the end of a regular shift if employees are required to work overtime in excess of two (2) hours. A meal period shall be allowed on the Employer's time when an employee is required to work more than two (2) hours before his regular shift and continues working into his regular shift thereafter.
8.7 Employees working overtime shall receive a lunch period of thirty (30) minutes on Employer's time every four (4) hours.
8.8 The foregoing shall not apply to the noon day lunch period on Saturday, Sunday and holidays.
8.9 An employee required to work during his regular lunch period shall receive the established overtime rate for such lunch period and shall thereafter be allowed a reasonable opportunity to eat his lunch on the Employer's time. This provision shall not apply to drydock crews provided that at least one (1) hour notice is given prior to the regular lunch period.
8.10 Overtime work should be offered to employees first on a voluntary basis. When mandatory overtime is necessary and an insufficient number of employees volunteer, the employer may invoke inverse seniority. The first qualified employee working, with the least seniority, shall be the first employee required to perform the work.

ARTICLE 9.  HOLIDAYS
9.1  Holidays shall be recognized as follows and paid for as such if worked.
9.2  The following shall be paid Holidays:
  NEW YEAR'S DAY, DAY AFTER/BEFORE NEW YEAR'S DAY* , WASHINGTON'S BIRTHDAY, MEMORIAL DAY, INDEPENDENCE DAY, LABOR DAY, THANKSGIVING DAY, DAY AFTER THANKSGIVING DAY, CHRISTMAS DAY AND DAY BEFORE/AFTER CHRISTMAS DAY*.
* For the years 1993 and 1994 only, New Year's Day, Day before/Day after New Year's Day, Christmas Day and the Day before/after Christmas Day shall be observed as a Holiday Week (consisting of five (5) consecutive days off with four (4) days compensation) for the holidays listed above.
  Holiday Week 1993 - Monday, December 27 - Friday, December 31,
1993
  Holiday Week 1994 - Monday, December 26 - Friday December 30,
1994.
  Employees shall have the option to trade the Birthday holiday for years 1993 and 1994 only, in order to receive five (5) days compensation for the above referenced Holiday Week. This option shall apply to all employees on an individual basis.
  Any employee assigned to work the Wednesday during the holiday week of 1993 or 1994 shall be compensated on an overtime basis whether or not they had reserved their Birthday pay for that occasion.
  1995 - Tuesday, December 26, 1995, Day after Christmas Day; Tuesday, January 2, 1996, Day after New Year's Day
  The employees shall receive their birthday off with pay. The employee may take off either the Monday or Friday during the week his birthday falls with approval of the appropriate Department Head. In the event that the pre-arranged day off is canceled by the Employer, the employee will receive the appropriate holiday rate for all hours worked on the pre-arranged day off.
  Qualifying Conditions: An employee shall receive eight (8) times the hourly rate of pay for each of the above holidays, provided:
(a)  He has been in the employ of the Employer for thirty (30)
calendar days, and
(b) He worked all of the hours required by the Employer on both the regularly scheduled work day prior to and the regularly scheduled work day following the applicable holiday.
(c) He will receive holiday pay in spite of absence on the work day prior to or the work day following such holiday, where such absence was due to:
1.  industrial accident.
2.  bonafide illness covered by a doctor's certificate.
3.  absence approved by the Employer.
4.  being laid off for "lack of work" within ten (10) regularly
schedule work days before the holiday, and is   recalled to work
within (10) regularly scheduled work days after the holiday.
9.3 Holiday on Saturday and Sunday: If a holiday set forth above falls on Saturday, the preceding Friday shall be observed as the holiday. If a holiday set forth above falls on a Sunday and is observed by the State or Nation on the Monday following, said holiday will be paid for under the conditions contained in this Article. Existing holidays whose dates are changed by Congressional Law shall be changed in this Article.
9.4 When a paid holiday occurs within an employee's approved vacation period, he shall receive holiday pay as provided in this Article and is entitled to take another day of vacation at his discretion if arrangements to do so are made in advance with the Employer. It is the intention of the parties that earned vacation days not be forfeited in this situation.
9.5 Work on Holiday: An employee who qualifies for holiday pay under Paragraph 9.2 of this Article and who works on a holiday listed in Paragraph 9.2 of this Article, shall be compensated in accordance with the overtime provisions of this Agreement in addition to such holiday pay. An employee who does not qualify for holiday pay but who works on any such holiday shall be compensated in accordance with the overtime provisions of this Agreement.
9.7  Failure to Report:   If an employee is schedule to work on
any holiday and fails to report for work, except where such failure to report is due to one of the reasons listed in Section
9.5 (c) above, he shall not be entitled to holiday pay for that holiday.

  CLARIFICATION OF THE MEMORANDUM OF INTERPRETATION OF ARTICLE 9
- - -HOLIDAYS
I.  EMPLOYEES WITH SENIORITY
  Employees with seniority will be paid Holiday Pay if they have either:
(a)  worked the day prior to and the day after the Holiday or;
(b)  is laid off for "lack of work" within *ten (10) regularly
scheduled work days before the Holiday, and is   recalled to work
within *ten (10) regularly scheduled work days after the Holiday.
*  1980 Negotiation Change.

II.  EMPLOYEES WITHOUT SENIORITY
Employees without seniority will be paid Holiday Pay if they have:
(a)  been in the continuous employ of the employer for 30
Calendar* days prior to the Holiday and;
(b)  worked the day prior to and the day after the Holiday.
*  1980 Negotiation Change.

III.   EXCEPTIONS TO SECTION I & II ABOVE
  Employees will receive Holiday Pay in spite of non-compliance with Sections Ia and IIb above if:
(a) they have been retained on "stand-by-status" or "on the hook" by the Employer,
(b) they are off due to an industrial accident that occurred sometime during the five regularly scheduled work days prior to the Holiday.
(c) they are off due to a bonafide illness covered by a doctor's certificate, or other evidence of illness which occurred sometime during the five regularly scheduled work days prior to the Holiday or
(d) they are off for any other absence excused by the Employer, providing the excused absence commenced sometime within the five regularly scheduled work days prior to the Holiday. NOTE: L/M Meeting of 6/23/81 includes Jury duty in this Section.

IV.  TARDINESS AND EARLY LEAVES
  Employees' requests for early leaves on the day before the Holiday or tardiness on either the day before or after the Holiday shall be considered on the merits of each individual case and the "rule of reasonableness" will apply.

V.   DEFINITIONS
(a) EMPLOYEES WITH SENIORITY means Employees who have established seniority, prior to the Holiday, in accordance with and as defined in Article 3.5 of the Pacific Coast Master Agreement, the Pacific Coast Marine Carpenters Agreement, the Supplemental Agreement with the I.A.M., and the I.B.E.W. Pacific Coast Agreement, included in the Pacific Coast Master Agreement for the purpose of this Article.
(b)  LAID-OFF means actual written termination by the Employer.
(c) STAND-BY STATUS OR ON THE HOOK means not on lay-off status, as defined, but requested to stand-by for recall to work, and shall be considered to be an Active Employee of the Employer during this period.

ARTICLE 10.  VACATIONS
10.1 All employees covered by this Agreement shall receive vacations with pay.
10.2 Computation of vacation pay: Vacation pay shall be computed at the following percentages of the actual hours worked (except as to second and third shifts) multiplied by the employee's established straight time hourly wage (exclusive of shift premiums) being received by the employee calculated on a daily basis and accumulated until the vacation is paid. Vacation pay will be treated separate from other types of pay and wages for the purpose of withholding taxes except in the case of termination.
(a)  First year period:  Three (3) percent as computed above.
(b) Second year period: Three and one-half (3 1/2) percent as computed above.
(c)  Third year period:  Four (4) percent as computed above.
(d) Fourth year period: Four and one-half (4 1/2) percent as computed above.
(e)  Fifth year period:  Five (5) percent as computed above.
(f) Sixth year period through fifteenth year period: Five and one-half (5-1/2) percent as computed above.
(g) Sixteenth year period through nineteenth year period: Seven and one-half (7-1/2) percent as computed above.
(h) Twentieth year period and thereafter: Eight (8) percent as computed above.
10.3 For the second and third full shift worked, an employee shall be credited with eight (8) hours in computing his vacation allowance.
10.4 To advance from one (1) year period percentage to the next higher, as above provided, an employee is required to accumulate one thousand (1,000) hours or more in the employ of the Employer in any vacation year.
  Time lost due to an industrial accident in any vacation year not to exceed six (6) months shall be credited at the rate of forty (40) hours per week toward the minimum one thousand (1,000) hours required to advance to the next year's period percentage. Years of service need not be consecutive regardless of method of termination.
10.5 The vacation year for vacation pay, time and hours worked shall start as follows:
(a)  New Employees:  anniversary date of employment.
(b) Employees on payroll at effective date: existing anniversary date.
(c) Rehired Employees hired within one (1) year of anniversary date: anniversary date of first employment.
10.6 Vacation periods or vacation pay are not cumulative from year to year and the vacation shall be taken at a time mutually agreeable between the Employer and the employee.
10.7 There shall be no vacation pay in lieu of a vacation. Vacation pay accruing to an employee within his vacation year as described above shall be paid to said employee upon completion of his vacation year; unless said employee is leaving the area or upon termination, in which event he shall be paid in full such vacation pay as may have accrued to him under the terms of this Article.
ARTICLE 11.  NO LIMIT OF PRODUCTION
11.1 There shall be no contract, bonus, piece or task work, nor shall there be a limit on, or curtailment of production or any self-imposed restrictions placed or imposed by any Union.

ARTICLE 12.  DIRTY WORK
Dirty Work - Dirty work shall be recognized by the Employer and Union as work within the shipyard industry as conditions more dirty, disagreeable, or unpleasant than normal shipyard working conditions.
It is the intent of the parties to limit dirty work pay to situations that are exceptionally dirty relative to normal shipyard work.
The employer shall provide, at no cost to the employee(s), protective clothing for all employees assigned unusually dirty work.
The company shall determine, in advance, what areas warrant dirty work pay. However, if a dispute arises, a craft steward or committeeman, a company representative, and a safety representative shall make the determination of dirty work pay prior to work commencing.
It is not the intent of this provision to discontinue tank cleaning or other cleaning services.
Employees required to work where unusually dirty conditions exist relative to normal shipyard conditions in tanks, bilges, sumps, or under floor plates where oil or water has accumulated, or in boilers, uptakes, or stacks, or in machinery spaces where unusually dirty conditions exist, shall be paid at the overtime rate for the entire period so employed.
Human Waste - Employees required to work in tanks, or break into tanks or related wet or dry systems containing human waste, shall receive one (1) additional hour of straight-time pay for each hour worked, and shall continue to receive such penalty pay until they are allowed to shower or clean up. Clean up shall be on the Employer's time and shall be paid at the employee's regular rate of pay for the day. This shall be in accordance with Article
16.6 (b).*
The employer shall make available, at no cost to the employees, proper preventative care, including, but not limited to gamma globulin shots, for hepatitis and other diseases caused by exposure to human waste.
*It is understood by the parties that removal of tank covers (under normal conditions) will not be covered by this Article.

ARTICLE 13.  MAINTENANCE WORK
13.1 The Employer may use its own employees to perform repair, alteration, new construction, and maintenance construction at its facilities, and such employees will receive the wages and conditions contained in this agreement. Employees will receive such wages and conditions for all maintenance construction work of five days or less on a specific project. If it were known by the company that the project would exceed five days prior to the commencement of the work, then construction rates will be paid on all work hours performed.

ARTICLE 14.  REPORTING PAY AND MINIMUM PAY
14.1 Employees starting a shift or called and starting to work after the starting time of a shift shall receive not less than four (4) hours pay for the first period of the shift; and if required to continue on second period of the shift, they shall receive pay for a full shift.
14.2 Employees required to report for work not continuous with their regular assigned shift hours, or on Saturday, Sunday and holidays, shall receive not less than four (4) hours' straight time pay.
14.3 Employees required to report for work and not used shall receive four (4) hours straight time pay.
14.4 The foregoing (14.1, 14.2 and 14.3) shall not apply where an employee is not put to work because of bad weather or breakdown on machinery, except that this shall not be construed to cover failure to have work or vessel available.
14.5 Employees who voluntarily quit, lay off or are discharged for cause shall be paid only for actual hours worked.
14.6 Employees not at work on the day a shutdown or layoff occurs shall be considered to have received notification of such shutdown or layoff that they would have received if they had been working.
14.7 In the event the foreman requests the employee who has reported for work at his regular starting time and in unworkable weather to remain on the premises with the expectancy of starting work later if the weather clears, such employee shall be paid for such waiting time, which in no case shall be less than four (4) hours pay at his regular rate of pay.

ARTICLE 15.  JURY DUTY
15.1 An employee having seniority and on the active payroll, having been regularly employed and required by law to serve as a juryman shall upon satisfactory proof to the employer of such service rendered, be reimbursed by the employer for his work time lost on the basis of the difference between his straight time day shift hourly job classification rate and his jury pay (excluding travel allowance), provided, however, such employer reimbursement shall not be applicable to any period of time during which said employee-juryman did not perform work for the employer other than when prevented from doing so solely because of said jury service, and further provided that such employer reimbursement is, in no event, to be applicable for a period of more than eight (8) hours in a standard work day, nor more than five (5) days in a standard work week.
15.2 In applying the foregoing, it is understood that if an employee is called for jury service, responds to the call, and loses time, but is not accepted for service or serves and is relieved therefrom by the middle of his work shift, the employee will be reimbursed by the employer for his work time lost on the basis of the difference between his straight-time day shift hourly job classification rate and his jury pay (excluding travel allowance), provided he returns to his job immediately, and promptly reports these facts to the employer; provided further that if an employee works his regular shift in addition to performing jury duty, he shall not be paid by the employer under the provision of this article.

ARTICLE  16.  SAFETY, SANITATION, VENTILATION AND PHYSICAL
EXAMINATION
16.1 The Employer will exert every reasonable effort to provide and maintain safe working conditions and shall comply with all federal and state Safety and Health Laws and Regulations. The Unions will cooperate to that end and encourage their members to work in a safe manner. To that end, a Safety Committee shall be established to be composed of a minimum of three (3) and a maximum of five (5) representatives designated by the Employer, and a minimum of three (3) and a maximum of five (5) representatives designated by the Unions, which committee shall assist, make recommendations to and cooperate with the safety man of the Employer. The employees designated for this committee shall be employees who have knowledge of the practices of the yard and who have worked for the Employer a minimum of one (1) year. The functions of such committee shall be advisory only. This committee should meet once a month on Employer's time with minutes of the meeting prepared by the Employer and a copy thereof furnished to the Unions. It should be understood, that while the Union will cooperate and participate with the Company in providing a safe work environment, it is Management's exclusive responsibility to carry out the administration of the Safety Program.
16.2 Safety: All staging, walks, ladders, gangplanks and safety appliances shall be constructed and removed in a safe and proper manner by competent shipwrights. On vessels that are moored alone or abreast where the combined total of persons is 200 or more, no less than two (2) gangplanks will be provided; any combined totals of less than 200, at least one gangplank will be used when practicable.
16.3 The Employer shall provide covered transportation with sufficient seating accommodations for employees to be transported to and from jobs away from the yard or shop. No material or equipment not safely secured shall be transported in the same compartment of the truck with employees. Trucks shall not be overloaded.
16.4 The Employer shall furnish suitable guards around welders for the protection of employees' eyes.
16.5 Prompt ambulance service and first aid to injured employees shall be provided on all shifts and a safety man shall be employed and made responsible for the proper enforcement of safety rules. All First Aid personnel shall be identified and signs indicating location of First Aid Stations shall be posted.
16.6 (a) An employee suffering an industrial injury who is advised not to resume work by a Nurse, First Aid attendant or by a Physician to whom he has been referred, shall be paid on his usual basis, pursuant to the terms of this Agreement, to the end of the shift on which the injury occurred. If such employee had reported such injury immediately following its occurrence to the Nurse, First Aid attendant or Physician and had completed working during the shift during which he was so injured, and on the following day, after reporting for work, is advised by the Nurse, First Aid attendant or Physician not to continue work because of said injury, he shall be paid to the end of said shift.
(b) When an employee's clothing or body becomes soaked or contaminated with human waste, water or oil due to circumstances beyond his control, and when the incident is properly reported, the employee shall be given the opportunity on the Employer's time to clean up and change clothing. When circumstances require the employee to leave the yard or job site (outside job) he shall be compensated (not to exceed two (2) hours) at the normal straight time rate. If the incident occurs less than two (2) hours before the end of the shift he shall be paid at the straight time rate until the end of the shift.
16.7 The Employer shall notify the respective Union not later than the end of the next regular working day of lost time accidents to any of its members that necessitated confinement in any hospital or clinic, providing the Employer has knowledge of such confinement.
16.8  Sanitation:
(a) Suitable individual lockers with locks, washrooms and drinking water shall be furnished by the Employer.
(b) All toilets and washrooms shall be kept in a clean and sanitary condition, properly heated and ventilated, and adequate quarters with heat and hot water shall be provided for employees to change and dry their clothes. Lunch areas with benches and tables shall be provided and shall be separate from toilet facilities.
16.9 Where noxious or poisonous gases may accumulate, the Employer shall provide proper protection and ventilation. Proper lighting and ventilation shall be provided for all enclosed working spaces. No unsafe spray painting shall be performed in confined or restricted spaces.
16.10 Physical Examination: There shall be no Doctor's physical examination nor age limit, except as required by law. Unless required by law, no employee shall be compelled to pay hospital or examination fees in the course of employment or as a condition to secure employment. No applicant shall be unlawfully discriminated against in employment as a result of a physical exam. Pre-employment physicals shall be paid in full by the company, but the applicant shall not be paid for his time. Blood and/or urine tests shall not be part of the pre-employment physical.
16.11 Where employees are assigned to work in confined spaces as described by OSHA for shipbuilding, ship repairing and ship scrapping as published in the Bureau of Labor Standards, frequent checks for the employee's safety shall be made. If and as required by OSHA, a blood and urine test will be provided by the Employer at no cost to the employee.
16.12 Existing practices with respect to providing special protective devices and equipment in order to protect employees from injury will continue in effect during the term of this Agreement. Where conditions of work are such as to require special protective devices and equipment in order to protect employees from injury, such devices and equipment will be supplied by the Employer at its expense. Protective devices and equipment so furnished shall not be taken from the property of the Employer except with specific authorization for use while at work for the Employer.
16.13 When an Occupational Hygienist is used, the Employer will make available the person's name and address to the Union, upon their request.
16.14 The Company and the Union agree on the objective of maintaining a safe working environment, including maintaining a work place that is alcohol and drug free. It is agreed that the use, sale, distribution, or possession of illegal drugs or alcohol on Company premises shall be the grounds for immediate discharge. It is understood, however, that there shall be no random testing on employees covered under this Agreement. It is further understood that the Company will provide, at no cost to the employees, an Employee Assistance Program, which includes assistance through counseling for alcohol and drug dependency, as well as other related personal and family problems that adversely effect an employee's job performance, and that any disciplinary action taken would be subject to Article 23, Grievance Procedure.
  In order to clarify the language contained in 16.14 above, the following is agreed to by the parties signatory hereto:
1. It is understood that drug testing may be part of the pre-hire program. Any applicant that has failed a pre-hire test, who demonstrates that he/she has been evaluated by a certified treatment facility and has satisfactorily completed the treatment that was recommended by the treatment facility, shall become eligible for hire upon the successful completion of another pre-hire drug test. The second test shall be at the employee's expense.
2. It is also agreed that there will be no random testing for drugs on employees; however, testing for drugs on employees may be accomplished when the employer has reasonable suspicion to believe that an employee may be under the influence of drugs or alcohol. Reasonable suspicion must be based on specific personal observations that employer representatives can describe concerning the appearance, behavior, speech, or breath odor of the employee. Reasonable suspicion must be based on direct, first hand observations by at least two employer representatives who shall have received training in substance abuse detection. These observations shall be documented in writing at the time the employee is sent to the clinic. The employer shall contact the appropriate shop steward or Business Representative prior to the testing of any employee. Documentation resulting in an employee being tested will be provided in a timely manner to the appropriated Union representative. Reasonable suspicion may not be based solely on third party observations or reports.
3. Approval for employee drug testing must be for good reason and be directed by the Manager of Personnel and Labor Relations or his designated representative from the Personnel Department. All positive results must be reviewed by a Medical Review Officer.
4. Any employee with a positive drug test will be given an opportunity, based on the circumstances, to enter the Employer's E.A.P. Any employee who tests positive and who the Employer is going to discharge will first receive a suspension pending an investigation by management and the appropriate Union representative.
5. A Joint Labor/Management Committee will be formed to monitor the on-going effectiveness of the program and to make recommendations for the improvement of said program. The Committee will also be responsible to review and/or negotiate any requirements dictated by new legislation that may be effected.
6. Any employer drug/alcohol testing policy must conform to the Drug Free Workplace Act, Subtitle D of Title V of Public Law 100-690, and the Federal Acquisition Regulation Interim Rule (DOD FAR Supp 252.223-7500) implemented by the Department of Defense.
7. Testing for drugs on employees or pre-hire drug testing in accordance with this Article will not be implemented until the Joint Labor/Management Committee agree on the testing procedures.
8.  Any and all costs of testing will be paid by the Employer.
9. Any drug testing program must apply to subcontractors as well as employees. To this extent the requirements of the Drug Free Workplace act and the Federal Acquisition Regulation Interim Rule (DOD FAR Supp 252.223-7500) implemented by the Department of Defense shall be part of all subcontracts issued at Todd.
10. Individual participation in this program shall be held in the utmost confidence.
11. The employer will give the Joint Labor/ Management Committee 45 days notice of an intent to change the collection site and laboratory used in the Drug Testing Program. Any new laboratory will be NIDA Certified and will be open to inspection by the Joint Labor/Management Committee.

ARTICLE 17.  UNION REPRESENTATIVES
17.1 The Business Representatives of the various crafts shall have access to the Employer's shipyard and shipyard shops by applying for permission through the designated office, provided they do not interfere or cause employees to neglect their work.
17.2 Shop Stewards: It is recognized by the Employer that Shop Stewards are desirable for the proper administration of the terms of this Agreement. The Employer also recognizes that it is desirable that the person designated as Steward shall receive his fair share of the work that he is qualified to perform. In no event shall the Employer discriminate against a Steward in the matter of overtime, layoffs, or rehires or discharge him on account of the proper performance of his duties. Twelve (12) hours advance notice will be given individually to the Steward if he is to be laid off. Every effort shall be made to deliver such notice during regular shift hours. However, notice of lay off may be given during the off shift by telephone or telegram, for circumstances beyond the control of the employer. There may be designated by each Union one (1) Chief Shop Steward on each shift who will be granted super seniority during his respective term of office. Such Chief Shop Steward shall have at least one (1) year of seniority and be qualified to perform the work available.
  Shop Stewards shall have at least six (6) months of work experience with the Employer as far as practicable. It is the intent of the Union that Shop Stewards shall be selected with a view to their having first-hand knowledge of the Employer's work and the collective bargaining agreement.
17.3 The Employer will not in any way discriminate against any shop steward or committee man for presenting any complaint, dispute or grievance to their foreman or department head or to the personnel department in the manner provided for in this Agreement.
17.4 The Union shall advise the Employer of the name or names of Shop Stewards currently elected or appointed. The full grievance procedure as set forth herein shall be available to any Union which feels that its Shop Stewards have been discriminated against. It shall be the intention of the Employer not to allow the congregation, by assignment, of several Stewards in one designated work area, but to keep them, as reasonably as possible, spread out in a manner to cover all the work areas of their appropriate Union's jurisdiction.
ARTICLE 18.  PAY DAY
18.1  Pay day shall be weekly and in no case shall more than five
(5) days' pay be held back. Employees shall be paid prior to the end of the assigned shift, exclusive of the lunch period.
18.2 (a) It is the intent of the Employer that in case an Employee is laid off, discharged, or voluntarily terminates his employment, he shall receive his pay in compliance with state law, but in no case longer than two (2) working days from the end of the shift on which he was working.
(b) It is the intent of the Employer that any error in an Employee's paycheck shall be corrected by the Employer within two
(2) working days from the time the error was brought to the Employer's attention.
(c) The Employer, upon the request of an Employee, shall mail the Employee's final paycheck to the address stated by the Employee, provided that the Employee has returned or accounted for all company-issued property.
18.3 Second shift employees are to be paid on Thursday each week and third shift employees no later than Friday morning.
  If Christmas Day and the day before/after Christmas Day, and New Year's Day and the day before/after New Year's Day fall on Monday and Tuesday, pay day shall be on Friday for all shifts.

ARTICLE 19  TRAVEL TIME, OUT OF YARD AND OUT OF TOWN WORK AND
TRIAL TRIPS
19.1 When employees are sent to work away from the yard or regular place of employment, they shall be paid their regular shift pay while traveling, except in the case of traveling to or from the yard or regular place of employment before the regular starting or after the regular quitting time of their shift; in such cases they shall receive pay at the established overtime rate.
19.2 If employees are sent to work out of town, they shall receive first class board (meals), lodging and transportation. Coach will be acceptable as first class air transportation.
19.3 If employees are required to travel on overtime days, they shall be paid travel pay at the established overtime rate.
19.4 Not more than eight (8) hours pay shall be paid for travel time in any one (1) day of twenty-four (24) hours computed from the starting time of the employee's regularly assigned shift.
19.5 Out of Yard Work, Trial Trips, Traveling Time and conditions shall be as presently agreed to by Employer and Local Lodge of the Union, unless otherwise mutually changed. The Employer shall notify the Union in advance of any scheduled Trial Trips. The Union and the Employer will meet as necessary, to work out (negotiate) an understanding on any current problems that exist. Any such understandings require mutual agreement.

ARTICLE 20.  WELDING
20.1 It is recognized that the autogenous processes of welding, burning and silver brazing are tools of the trades signatory to this Agreement, and the rates of pay shall be the same as the trades affected. Employees required to take a test shall be paid for the time consumed in the test, if they pass it successfully. Whenever an employee is required to take a test, the Employer shall notify the employee's local Union of the results of such test in writing within thirty (30) days from the date of the test. The letter will specify the agency and type of test, date of test, and the name of the inspector or the individual supervising the test. This letter will be signed by an authorized company representative. These shall be individual letters on each employee.
20.2 Where U.S. Certificate is required by the U.S. Coast Guard or other recognized agency for welding on pressure vessels, boilers and class 1 piping, as defined in the U.S. Marine Engineering Regulations and Material Specifications, the rate of pay shall be an additional thirty-five (35) cents per hour, over and above the standard mechanic's rate, for all time assigned to such certified welding jobs.

ARTICLE 21.  APPRENTICE AND TRAINEE PROGRAM
21.1 In order that an adequate supply of competent, skilled craftsmen shall be available at all times, it is agreed between the Parties hereto that an Apprentice and/or Trainee program including safety, shall be established by the craft Union and the Employer. Such an Apprentice and/or Trainee program shall not conflict with Federal or State Apprenticeship laws. All existing Apprentice and Training programs shall remain in effect until changed by mutual agreement of both parties.
ARTICLE 22.  STRIKES AND LOCKOUTS BARRED
22.1 There shall be no lockouts on the part of the Employer nor suspension of work on part of the employees. This Agreement is a guaranty that for its duration there will be neither strikes nor lockouts, and that all complaints, grievances or disputes arising under its provisions will be settled pursuant to its grievance machinery, Article 23 "Grievances and Complaints" and Article 24 "Arbitration of Disputes."

ARTICLE 23.  GRIEVANCE AND COMPLAINTS
23.1  The grievance procedure shall be as follows:
  STEP 1. The shop steward or committeeman shall call any complaint, dispute or grievance to the attention of the foreman or department head within five (5) working days from the time it arises. If the complaint, dispute or grievance is not adjusted within two (2) working days after it is presented to the foreman or department head, the shop steward or committeeman shall report such complaint, dispute or grievance in writing over the signature of the complainant to his respective Business Representative. Such complaint, dispute or grievance shall be submitted to the personnel department's representative or other official designated by the Employer over the signature of the Business Representative within twelve (12) working days from the date the complaint, dispute or grievance arose. However, this does not preclude the Business Representative from reporting such complaint, dispute or grievance directly to the personnel department's representative or other official designated by the Employer. Within five (5) working days after the personnel department's representative or other official designated by the Employer receives a communication in writing from the respective Union alleging violations of this collective bargaining agreement, the Employer shall reply to the communication, in writing. Any settlement reached in Step 1 shall be final and binding.
  STEP 2. Within five (5) working days after the Employer replies to the communication from the respective Union alleging a violation or violations of this collective bargaining agreement, a Business Representative of the Union and the Director or Assistant Director of Personnel and Labor Relations or other official designated by the Employer shall meet for the purpose of adjusting such complaint, dispute or grievance. Any final decisions reached by the Employer Representative and the Union Business Representative shall be reduced to writing. Any settlement reached in Step 2 shall be final and binding.
  STEP 3. If no agreement is reached in Step 2 within ten (10) working days, the parties may by mutual agreement, submit the grievance in writing to a grievance panel composed of two members from Labor, to be selected by the Union, and two members from Management to be selected by the Employer, requesting a Grievance Committee hearing or they may proceed to Step 4 of this Article. The Committee members shall not be from the Union or Company involved.
  Any complaint, dispute or grievance not submitted in writing requesting a Grievance Committee hearing, or not referred to the next step of this grievance procedure within ten (10) working days, shall be regarded as waived unless the parties otherwise agree in writing. The Grievance Committee shall meet within ten
(10) working days of receipt of such request. A decision by a majority of the Grievance Committee shall be final and binding on both parties. This decision shall be reached by secret ballot. In the event that the Grievance Committee fails to render a decision within (10) working days from their first meeting date, either party may within ten (10) working days give written notice to the other party of arbitration. The parties may mutually agree to extend the time limits.
  STEP 4. In the event the grievance is not settled as above provided, either party may submit the grievance within five (5) working days following the expiration of the time limit provided in Step 2 to the International President of the Union, or his duly designated representative and a company representative duly selected by the Employer, for consideration and possible settlement. If a settlement is reached, it will be final and binding upon the Parties and shall be reduced to writing.
  STEP 5. If no satisfactory solution eventuates from Step 4 within twenty (20) working days, then either Party may within ten
(10) working days thereafter give written notice of arbitration to the other Party.
23.2 Any complaint, dispute or grievance not brought up or carried forward to adjustment or arbitration as provided for in this Article shall, unless the Parties otherwise agree in writing, be regarded as waived.
23.3 No employee shall refuse to work or otherwise curtail production or engage in any slow down or interfere with Employer's operation because of any complaint, dispute or grievance which he may have.
23.4 If the Employer has any complaint, dispute or grievance with any Union or any employee covered by this Agreement, the Employer shall likewise avail itself of any or all of the foregoing grievance procedural steps.

ARTICLE 24.  ARBITRATION OF DISPUTES
24.1 In the event the Parties shall be unable to adjust any complaint, grievance or dispute involving the express terms of this Agreement, such complaint, grievance or dispute shall be referred to an impartial arbiter selected from a panel, mutually agreed upon by the Parties, in each respective Port. The panel shall be utilized only in the Port selecting said panel. The panel will consist of no more than five (5) and no less than three (3) impartial arbiters. The panel may be modified from time to time by mutual agreement of the Parties in each respective Port. If the Parties are unable to agree on a specific arbiter from the panel, then the Party desiring to arbitrate shall send a request by mail to the Director of the Federal Mediation and Conciliation Service requesting the Director to furnish a list of five (5) arbiters. Each party shall have the right to strike a total of two (2) names from the list, and the right to strike first shall be determined by lot, or as otherwise agreed by the Parties, and each party shall alternately strike one (1) name. The name remaining on the list after each Party has stricken two (2) names shall be the impartial arbiter.
  The Employer and the Union or Unions involved shall equally pay the arbiter's fee, the cost of any hearing room and the cost of a court reporter, if requested by the arbiter. All other expenses shall be paid by the Party incurring such expense.
  The decision of the arbiter shall be final and binding upon the Parties. Such decision shall be limited to interpretation and application of the express terms of this Agreement and shall not change or add to any of its terms or conditions. In his decision, the arbiter shall specify whether or not the decision is retroactive and the effective date thereof.
24.2 Awards or settlements of grievances may or may not be retroactive as the equities of each case may demand, but in no event shall any arbitration award be retroactive beyond thirty
(30) calendar days prior to the date on which the grievance was first presented to the Employer unless agreed to by both parties; provided however, that this provision shall not have any application to grievances pertaining to the payment of either the fringe benefits provided for in this Agreement or the wage scales for the various classifications set forth in Schedule "A" of this Agreement.

ARTICLE 25.  JURISDICTIONAL DISPUTES
25.1 The Unions agree that in the event any jurisdictional dispute shall arise between the Unions signatory to this Agreement, with respect to the jurisdiction of work on any classification of employment, whether or not included in the schedule attached hereto, such dispute shall be settled by the Unions in accordance with the Jurisdictional Policy of the Metal Trades Department, AFL-CIO as amended May 10, 1968, which provides that pending the adjustment of a jurisdictional dispute there will be no stoppage of work.
25.2 It is agreed that Unions involved in such jurisdictional disputes shall be primarily responsible for the prevention of a stoppage of work because of jurisdictional disputes.
25.3 It is the intent of the parties to maximize the productivity and competitive position of the employer in order to secure and stabilize the work force.
  To help in achieving this mutual goal, the parties agree to a program of craft assistance. It is the intent of the employer to maintain the traditional craft functions within the yard; however, it is recognized and understood that inefficiencies and standby time are detrimental and are not desired by either party, and are to be eliminated whenever possible.
  In the event a union should desire to discuss a jurisdictional issue, the employer agrees to discuss the matter with the crafts involved.
  Alleged abuse of this provision shall be subject to the grievance procedure.
25.4 The provisions of this section of the General Agreement shall be equally binding upon the Employer and the Unions.

ARTICLE 26.  HEALTH, WELFARE AND PENSIONS
26.1 Effective April 1, 1993, the Employer will pay $3.71 on actual hours worked to the applicable jointly administered Trusts as allocated by the individual Unions. The allocation of monies among the various benefit trusts may be changed at any time by an individual union through the Pacific Coast Metal Trades District Council by serving written notice upon the Employer. The change in allocation for the trust(s) involved will be made effective upon the next regularly scheduled payment date after receipt of notice.
26.2 The Employer will pay additional fringe monies with allocation of these fringe increases to be determined by the International Unions, to apply to Health and Welfare, Dental, Pensions or whatever other fringe an International or Local Union may want the money to apply, with the exception of Holidays and Vacation which must be applied uniformly to all crafts.
Increased fringe monies are effective as follows:
  effective 4-1-94  $3.86
  effective 4-1-95  $4.01
  effective 4-1-96  $4.06
26.3 Failure to Make Payments. Upon the failure of the Employer signatory to this Agreement to make any of the payments required by this Article, the Unions, or any of them, may undertake economic action against such defaulting Employer to enforce prompt payment, and such action shall not be deemed to be a violation of this Agreement or any of the provisions thereof.
26.4 It is the joint responsibility of Management and the Unions, signatory to this Agreement, to instruct the Trustees of the applicable Pension Plans to take appropriate action to eliminate any unfunded liability that currently exists or unfunded liability that develops during the term of this Agreement as soon as practical.

ARTICLE 27.  TOOLS
27.1 Employees will be furnished tools. They shall use all reasonable care in the use of tools and return them to the custody of the Employer when no longer used. Employees shall have sufficient time prior to the end of each shift to put away tools on the Employer's time.
  Determination of sufficient time shall be at the Employer's discretion.
27.2 If the Employer fails to furnish tools, then the Employer shall pay each employee fifteen (15) cents per hour for tools furnished by employees.
27.3 The Employer has the right to take action against those employees who misuse property supplied to them by the Employer.

ARTICLE 28.  WARRANTY OF AUTHORITY
28.1 The officials executing this Agreement in behalf of the Employer and the Unions signatory hereto hereby warrant and guarantee that they have the authority to act for, bind and collectively bargain in behalf of the organizations which they represent.

ARTICLE 29.  SAVING CLAUSE
29.1 Should any part hereof or any provision herein contained be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereof; provided however, upon such invalidation the Parties agree immediately to meet and negotiate such parts or provisions affected. The remaining parts or provisions shall remain in full force and effect.

ARTICLE 30.  COST OF LIVING ALLOWANCE
30.1  For purposes of this Article:
(a) "Consumer Price Index" refers to the Consumer Price Index for Urban Wage Earners and Clerical Workers (including single workers) published by the Bureau of Labor Statistics, U.S. Department of Labor (1967=100) for the U.S. City Average.
(b) "Consumer Price Index Base" refers to the Consumer Price Index for the month of May, 1993 (The May Consumer Price Index is customarily published by the Bureau by the last week of June).
(c) "Change in the Consumer Price Index" is defined as the difference between (i) the Consumer Price Index Base and (ii) the applicable Consumer Price Index, (MINUS ANY COST OF LIVING ADJUSTMENT, IF ANY, PREVIOUSLY PAID).
(d) "Cost of Living Adjustment" is calculated as below and will be made every three months based on the cumulative change in the Index over the prior three month period, the first adjustment being effective October 1, 1993, based on the difference between the May 1993 Index and the August 1993 Index. Applying the same formula as above the remaining adjustment dates are January 1, 1994, April 1, 1994, July 1, 1994, October 1, 1994, January 1,
1995, April 1, 1995, July 1, 1995, October 1, 1995, January 1,
1996, April 1, 1996 and July 1, 1996.
30.2 Effective on each Adjustment Date, a Cost-of-Living Adjustment equal to 1 cent per hour for each full .4 of a point change in the Consumer Price Index shall become payable.
30.3 (a) The continuance of the Cost of Living Adjustment provided for in this Article is dependent upon the availability of the Consumer Price Index in its present form. In the event the Consumer Price Index in its present form becomes unavailable for any reason, the Parties shall substitute by mutual agreement any other official formula or publication issued by the United States Government.
(b) The payment of any Cost of Living Adjustment will be made within a reasonable time after publication of the applicable Consumer Price Index and after a decision has been made to its application in accordance with Section 30.5.
30.4 When the cumulative adjustment amount reaches sixty cents, it shall be frozen for the life of this agreement.
30.5 The Employer agrees that any Cost of Living Adjustment may be applied, all or in part, to wages or a new fringe benefit or to improve an existing fringe benefit, as may be decided by a majority of the Vice Presidents representing the International Unions affiliated with the Pacific Coast Metal Trades District Council. It is understood that the implementation of any such decision as to any application of a Cost of Living Adjustment, or part thereof, to wages will be on a uniform basis among all employees represented by such International unions.
30.6 No adjustment, retroactive or otherwise, shall be made as a result of any revision which later may be made in the published figures for the Consumer Price Index for any month on the basis of which the Cost of Living Adjustment in this Article shall have been determined.
30.7 As soon as possible after the Consumer Price Index Base (The Consumer Price Index for the month of May, 1993, which would customarily be published by the last week of June, 1993) is available, the parties will prepare and supplement this Agreement with a schedule setting out the calculation of the foregoing provisions.
ARTICLE 31.  EFFECTIVE DATE AND DURATION OF AGREEMENT
31.1 This agreement shall become effective on April 1, 1993 and shall continue in full force and effect until July 31, 1996, and from and for year to year thereafter, unless either party shall, at least sixty (60) days, but not more than ninety (90) days prior to any anniversary date, notify the other party in writing of any desire to make changes in or to terminate this Agreement.
31.2 If either Party gives notice to the other as herein provided, representatives of the Employer and of the Unions shall negotiate such proposed changes without unnecessary delay.
31.3 Practices, customs, understandings, agreements of interpretation or agreements of any nature whatsoever, which have been previously mutually recognized at Todd's Seattle Division by the Employer and the Unions, whether expressly covered by this collective bargaining agreement or otherwise, will continue in effect unchanged until the expiration of this agreement, except as specifically modified as provided herein or by mutual agreement between the parties.
31.4 Yard Closure or Relocation: The Employer will give timely notification (normally not less than sixty (60) days) to the Puget Sound Metal Trades Council of any decision to close down the Seattle Division of Todd Pacific Shipyards Corporation or relocate its operations, and will negotiate with the Unions to develop a course of action designed to minimize any adverse impact on the members of the bargaining unit of such events.

SCHEDULE "A"
CLASSIFICATIONS                 4/1/93  4/1/94  4/1/95  4-1-96
Carpenter Journeyman            $15.00  $15.10  $15.20  $15.25
Sheetmetal Journeyman           $15.00  $15.10  $15.20  $15.25
Painter Journeyman              $15.00  $15.10  $15.20  $15.25
Gen Machinist Journeyman        $15.00  $15.10  $15.20  $15.25
Outside Machinist Journeyman    $15.00  $15.10  $15.20  $15.25
Tool Room Journeyman            $15.00  $15.10  $15.20  $15.25
Pipefitter Journeyman           $15.00  $15.10  $15.20  $15.25
Electrician Journeyman          $15.00  $15.10  $15.20  $15.25
Warehousemen                    $15.00  $15.10  $15.20  $15.25
Truck Drivers                   $15.00  $15.10  $15.20  $15.25
Fork Lift Operators             $15.00  $15.10  $15.20  $15.25
Op  Engineer Journeyman         $15.55  $15.70  $15.80  $15.85
Stat.  Engineer Journeyman      $15.00  $15.10  $15.20  $15.25
Prod.  Material Department      $15.00  $15.10  $15.20  $15.25
Shipfitter                      $15.00  $15.10  $15.20  $15.25
Rigger                          $15.00  $15.10  $15.20  $15.25
Dry Dock Rigger                 $15.00  $15.10  $15.20  $15.25
Welder                          $15.00  $15.10  $15.20  $15.25
Burner                          $15.00  $15.10  $15.20  $15.25
Laborer-On Shipboard Work       $14.00  $14.10  $14.20  $14.25
Laborer-Off Shipboard Work      $13.00  $13.10  $13.20  $13.25
Firewatch                       $ 9.00  $ 9.00  $ 9.00  $ 9.00
Sandblaster                     $15.00  $15.10  $15.20  $15.25
Tank Cleaner                    $15.00  $15.10  $15.20  $15.25
ALL CRAFTS
Apprentices  Per Standards (1)
Helpers
  Step I    $10.00
  Step II   $11.00
NEW HIRES
 Laborers
  Step I    $10.00
  Step II   $11.00
  Step III  Journeyman
Helpers
  Step I    $ 9.00
  Step II   $10.00
Journeyman
  Step I    $11.00
  Step II   $12.00
  Step III  Journeyman

CLASSIFICATIONS                 4/1/93  4/1/94  4/1/95  4-1-96
Quality Control                 $15.30  $15.40  $15.50  $15.55
Layer-Out                       $15.25  $15.35  $15.45  $15.50
Loftsman                        $15.30  $15.40  $15.50  $15.55
Plannerman                      $15.50  $15.60  $15.70  $15.75
Optical Man                     $15.35  $15.45  $15.55  $15.60

Leadmen     $1.20 above Journeyman
Quartermen  $1.65 above Journeyman

No employee will suffer a reduction in pay by virtue of any change in the new Labor Agreement.

STANDARDS
Journeymen and Apprentices:
1. Apprentices and trainees will convert from existing percentages of the previous Journeyman's rate to same percentage of new Journeyman's rate. The wage progression schedules currently in use will continue until changed by appropriate means.
2. The listing of or the deletion of classification in Schedule A neither establishes nor changes jurisdiction as recognized under the previous collective bargaining agreement's Schedule A.
3. Starting rates for all Journeymen mechanics hired after the effective date of this Agreement shall be as follows:
  Step I    $11.00
  Step II   $12.00
  Step III  Journeyman
  A new hire (Journeyman) may be hired into any of the above Step rates; however, after working ninety (90) days, the new hire will be reviewed as to his proper Step placement based on verifiable skill and ability. The review board shall consist of an industrial relations representative and the appropriate union business manager with the foreman of the department acting in advisory capacity. The Union(s) will be advised of the final decision and shall have the right to grieve any placement with which they disagree.
  Any former employee requested by name for referral will be placed immediately in Step III. Any Journeyman new hire who has completed a state approved Apprentice/Trainee Program will be placed immediately in Step III.
  Journeyman new hires with 6,000 hours experience in related industry as demonstrated through Union records will be placed immediately in Step III.
  Journeyman new hires shall progress from Step I to Step II after 1,000 hours worked and from Step II to Step III after an additional 2,000 hours worked. Journeymen may also be moved from one Step to a higher Step based on a recommendation by the foreman of the department and subsequent approval by the review board.
  Laborers: Laborers hired after the effective date of this Agreement will be paid as follows:
  Step I    $10.00
  Step II   $11.00
  Step III  Journeyman
  Laborers shall progress from Step I to Step II after 2,000 hours, and from Step II to Step III after an additional 2,000 hours. Laborers shall be paid at tank cleaner's and scaler's rate while cleaning areas defined under Article 12 (Dirty Work).
  Laborers shall be paid a premium of $.25 per hour while engaged in removal clean-up, and disposal of in-place fiberglass, asbestos and rockwool insulation.
  Any laborer engaged in "on shipboard work" and using a tool such as a grinder, sander or needle gun (note: for purposes of this provision, brooms, mops and feather dusters will not be considered tools) shall received an additional twenty-five cents per hour on a while engaged basis.
  Laborers using heavy pneumatic tools (e.g., jackhammers) will receive $14.50 per hour on a while engaged basis.
  Helpers: Helpers hired after the effective date of this Agreement will be paid as follows:
  Step I   $ 9.00
  Step II  $10.00
  Helpers shall progress from Step I to Step II after 2,000 hours

Memorandum of Agreement
It is the intent of the parties signatory hereto, to utilize helpers for unskilled/semi-skilled work. Along this line a committee shall be formed to review any abuse of the helper's intended functions. Such committee will be comprised of two management representatives and two Union representatives. It is further understood that helpers are a separate seniority classification. It is not the intent of the employer to hire helpers to perform journeyman or laborer work.
There may be a ratio of one (1) helper to every five (5) mechanics within each craft. No helper shall be upgraded to journeyman without the mutual consent of management and the Union effected.
Recalled Employees
Any employee on the payroll as of the date of ratification and any employee with seniority recall rights as of the date of ratification who is laid off and recalled during the life of this agreement shall be paid at least the same base rate upon recall as he was paid upon his layoff.

SCHEDULE "B"
Plannerman
Applies to hourly rated craftsmen only, who do this work when assigned. It does not apply to technical or administrative employees.
Layer-Out
The classification of Layer-out as contained in Schedule "A" of the Master Agreement is a mechanic who must have a thorough knowledge of blueprints, who can lay out patterns and/or develop and transpose the work from the print to the metal. He must have knowledge of parallel and conic development, as well as simple triangulation. The Layer-Out rate is to apply to those employees when they are performing work falling within the scope of this classification on the following basis:
(a) Layer-Out work performed for any period less than four (4) hours duration, a minimum of four (4) hours pay at the Layer-Out rate.
(b) Layer-Out work performed for any period over four (4) hours duration, a minimum of eight (8) hours pay at the Layer-Out rate.

LETTERS OF UNDERSTANDING
Travel Time and Out-of-Yard Work.
Traveling time and conditions shall be as presently agreed to by Employer and Signatory Unions to this Agreement, unless otherwise mutually changed.
Conditions as presently agreed to by Employer and Signatory Unions in the respective ports are as follows:
Out-of-Yard Work and Trial Trips:
Traveling time and conditions shall be as presently agreed to by Employer and Local Lodge of the Union, unless otherwise mutually changed.
1. When employees are required to work at sea or are assigned to vessels on trial trips, or vessels anchored off shore, they shall receive regular shift pay, meals and room accommodations when necessary.
2. If employees are required to work or stand by outside of their regular assigned shift hours, or on Saturday, Sunday or holidays, they shall receive the established overtime rate as defined in Article 8.
3. If employees are required to remain on the vessel, not working or standing by, in excess of their regular shift hours, they shall receive pay for the actual hours aboard said vessel at their regular straight time hourly wage, not to exceed eight (8) hours in any twenty-four (24) hour period.
Out-of-Town Work, Puget Sound Area Only: When employees are sent on jobs out of town the following conditions shall prevail:
1. They shall receive first class board, lodging and transportation when required to remain away overnight. "Coach will be acceptable as First-Class air transportation."
2. They shall receive travel pay at double time before and after the starting and quitting time of their regular shifts, not to exceed eight (8) hours at straight time in any one (1) day of twenty-four (24) hours. On extended trips of more than one (1) day they shall receive not more than eight (8) hours at straight time in any one (1) day of twenty-four (24) hours.
3. Employees required to work or travel on Saturday, Sunday or holidays or required to work overtime before or after the regular assigned shift for the job shall be paid at the overtime rate as defined in Article 8 of the Master Agreement.
Out-of-Yard Work, Puget Sound Area Only:
1. When men are required to work away from the yard or regular place of employment, they shall be furnished free transportation to and from the yard to the place of work and be paid the regular shift pay while traveling for the duration of the job.
2. Employees required to travel outside of their regular shift hours or on Saturday, Sunday and holidays shall receive the established overtime rate.
3. On jobs of extended duration, the Metal Trades Council agrees to meet with the Employer at his request to discuss the practicability of reaching a mutual understanding on the matter of having the employees report to the job site.
Trial Trips, Puget Sound Area Only.
1. When employees are required to work at sea or are assigned to vessels on trial trips or vessel anchored off shore, they shall receive regular shift pay, meals and room accommodations when necessary.
2. If employees are required to work or stand by outside of their regular assigned shift hours, or on Saturday, Sunday or holidays, they shall receive the established overtime rate as defined in Article 8.
3. On trial trips at sea of one (1) day or less duration, employees shall receive regular shift pay except that overtime rates shall be paid before the regular starting time and after the regular quitting time of the shift on which the employee is regularly employed until the employee is returned to the shop.
4. When the trial trip extends beyond the limits of one (1) twenty-four (24) hour period and only one (1) shift is used, the employee shall be paid at his regular straight time rate for the first shift worked, and double time for hours worked or standing by beyond his shift, with a guarantee of a minimum of twelve (12) hours work (sixteen (16) hours pay) within each twenty-four (24) hours.
5. Trial trips returning at a time that provided less than a shift off, the employees required by the Employer to return on their regular day shift, will be paid the overtime rate. If the day shift employee is not required to work on his regular shift, he will be provided work on the regular "second" or swing shift.
6. When two (2) shifts are used, the following conditions shall prevail: When two (2) shifts are worked, the "first" or day shift shall start at the regular established starting time recognized by each yard and shall last twelve (12) hours. Employees shall receive sixteen (16) hours pay at the established day shift rate. The "second" or night shift shall start following the end of the twelve (12) hours period for the "first" or day shift and shall end at the regular established graveyard shift quitting time recognized by each yard. Pay for the "second" or night shift shall be as follows: The first four (4) hours shall be at double the regular day shift rate. The following eight (8) hours shall be paid at the regular day shift rate plus $1.00 per hour.
  To the extent possible, night shift employees and ship's crew will be berthed in separate quarters.
  All hands will be paid from the time they are required to report aboard until the beginning of the next regular shift. Thereafter, off shift employees will not be paid until the start of their next regular shift. If the ship returns to dock prior to the starting time of the normal day shift, workers will work normal day shift and swing shift hours that day.
  If the ships returns to dock after the starting time of the normal day shift, day shift works (is offered) the twelve (12) hour shift, and night shift works (is offered) a full twelve (12) hour shift, hours being the same as while at sea for that day, and will work normal shifts hours the following day.
7. When three (3) shifts are used, each shift will consist of eight (8) hours with a minimum of twenty-four (24) hours straight time pay.
8. First class board and lodging shall be furnished to all employees at sea on trial trips.
Out-of-Town Work, Bremerton Area Only:
1. When employees are required to work away from the Seattle yard of Todd Pacific Shipyards Corporation or regular place of employment to the Bremerton, Washington Area, they shall receive $18.00 per day for traveling. The $18.00 shall be payable for each scheduled work day or fraction thereof. Employees shall report directly to the job site (Bremerton) at the beginning of their respective shift and shall be responsible for their own transportation to and from the job site.
2. All out-of-yard work will be strictly on a volunteer basis with most senior qualified employees having first opportunity of refusal.
NEGOTIATED HOURS
In order to remain competitive in the ship repair industry on the West Coast, the parties hereto agree as follows:
That special hours of work, such as those contained in the 1993 Matson Project Agreement (4 x 10's & 3 x 12's), may be established by the Company for jobs that will exceed twenty one work days in length. Such schedules will only be utilized for those projects wherein the establishment of special hours will improve and enhance the Company's bid proposal and contribute to a possible contract award and in no event shall the special hours be applied to any job less than twenty one working days in duration.
However, it is also understood that each project is unique and as such, specifics of the special arrangements must be discussed and negotiated with the Puget Sound Metal Trades Council.
If in the event the Company and the Unions cannot come to an agreement on the terms and conditions of the optional work week the Company may invoke the attached Matson Agreement and will abide by the terms set out in this agreement.

Letter of Agreement by and between the Puget Sound Metal Trades Council and the Seattle Division of Todd Pacific Shipyards Corporation
In order for the parties to apply the newly created language set forth in Article 25 of the 1993 collective bargaining agreement between the parties, certain understandings have been reached as to the application of the paragraph relating to craft assistance. These understandings and interpretations are set forth below. Craft assistance shall mean a craft performing or assisting in the performance of work items not traditionally assigned to his/her respective craft for limited durations of time to accomplish work incidental to that craft's main task.
Reduction of standby time shall mean the minimization of those periods of time spent waiting for another craft to appear to perform a task that is incidental to the main task being performed and those limited periods of time spent waiting to perform a task that is incidental to the main task being performed.
It is the agreement of the parties to minimize standby time by providing for the concept of craft assistance.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _____ day of ________________, 1993.

EMPLOYER - The Seattle Division of Todd  INTERNATIONAL UNIONS:
Pacific Shipyards Corporation
    International Brotherhood of Boilermakers
By:
Title: General Manager    By:
    Carpenters International

    By:

UNIONS:    Electrical Workers International

The Metal Trades Department of the AFL-CIO    By:

By:Laborers International

The Pacific Coast Metal Trades District Council
By:

By:Machinists International

Puget Sound Metal Trades Council    By:

By:    Operating Engineers International

    By:

    The Painters International

    By:

    Sheet Metal Workers International

    By:

    Teamsters International

    By:

    United Association of Plumbers International

    By:


SUPPLEMENTAL AGREEMENT BETWEEN THE INTERNATIONAL ASSOCIATION OF
MACHINIST AND AEROSPACE WORKERS AND THE PACIFIC COAST
SHIPBUILDING AND SHIP REPAIR FIRMS

This supplemental Agreement effective April 1, 1993 modifies the Document entitled "Agreement between the Seattle Division of Todd Pacific Shipyards Corporation" and the Metal Trades Department of the AFL-CIO, the Pacific Coast Metal Trades District Council, the Local Metal Trades Councils and the International Unions signatory thereto" as far as it relates to members of the International Association of Machinists and Aerospace Workers, AFL-CIO.
The following Articles and sub-Articles shall apply to Machinists and to the IAM and AW in lieu of those contained in the Master Agreement.

ARTICLE 3.  NON-DISCRIMINATION, RECOGNITION, UNION SECURITY,
HIRING, SENIORITY
3.5  Seniority:
  With a view to maintain the most harmonious relations possible and the utmost teamwork between employees, work shall be distributed as evenly as possible among regular employees in their various classification. In all layoffs and re-employment, the rules of seniority shall prevail, where seniors are competent; provided that the employee shall not be considered as eligible for seniority until he has worked in an established represented classification for a period of ninety (90) cumulative working days within a nine (9) month period. Jobs of less than ten (10) working days' duration shall apply to accrual of seniority.
  As an exception to the above paragraph, seniority shall not apply to recall or layoff for jobs of less than ten (10) working days duration starting on the first day following the placing of the order at the Union Hall for an Employee.
(a) The Employer has the responsibility to call the Union Hall for Employees with seniority for jobs regardless of duration and to layoff by seniority as far as is practical under this exception.
(b) The provisions under this exception are only to give the right to the Employee with seniority to reject a job offer of less than ten (10) days. Further, there is no guarantee of pay for days not worked.
(c) The Employer can call Employees for more than one (1) job in the ten (10) day period or less.
(d) If a job is not completed in the ten (10) working days duration and is needed to be extended from one (1) to three (3) working days beyond the ten (10) day duration, the Employer is not required to call seniority Employees who were not available or who originally rejected the ten (10) day call back for that period of time.
(e) The employee shall retain seniority rights after layoff for a period of time equivalent to his length of service up to a period of two (2) years.
(f) The employee shall lose his seniority rights for any one of the following reasons: voluntary termination; discharge for cause; failure to report from layoff within three (3) working days after notification to report, on a seniority recall ten (10) days duration or longer provided that the three (3) day period specified in this paragraph shall be extended as necessary in cases of verifiable sickness.
(g) No employee shall be discriminated against or jeopardized in seniority standing or suffer any loss of employment on account of membership or activity in the International Association of Machinists and Aerospace Workers Union, so long as such activities are not carried on during working hours so as to interfere with production at the plant.
(h) Upon request by the Business Representative or the chairman of the Shop Committee, once in each three (3) months period, lists of employees in the bargaining unit with their dates of employment will be furnished by the Employer.
(i) Leading men not working with tools may be retained out of seniority. Leading men working with tools will be laid off and recalled to work according to journeyman's seniority. A leading man who is retained out of seniority, and works with tools, will immediately be subject to application of seniority.
(j) Shop stewards shall be granted super seniority on the jobs they are capable of performing during their respective term of office. The present ratio system of representation shall not be expanded, except by mutual agreement of the Union and the Employer.
(k) The Parties agree that generally in layoffs, seniority will apply. Under special circumstances employees may be retained or recalled for overtime work on the basis of qualifications or availability.
(l) The Employer shall not be allowed to use short term layoff in order to circumvent the seniority provision of the bargaining agreement.

ARTICLE 14.  REPORTING PAY AND MINIMUM PAY
14.3 Employees required to report for work and not put to work, shall receive four (4) hours straight time pay. After an employee has been dispatched by the Union to report to the Employer for work, whether the same or the following day, such employee shall not have his work order canceled by telephone by the Employer.
14.5 Employees who voluntarily quit, lay off or are discharged for cause shall be paid only for actual hours worked and shall be given written notice of termination if requested by the employee.

ARTICLE 24.  JURISDICTIONAL DISPUTES
25.4 The Employer agrees that no reassignment of work will be made unless in conformance with Section 25.1 above.

SCHEDULE "A"
Inside Machinist Only
Journeyman Base Wage Rate: (Machine Operators Only)
  April 1, 1993 - $15.75 per hour
  April 1, 1994 - $15.85 per hour
  April 1, 1995 - $15.95 per hour
  April 1, 1996 - $16.00 per hour

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:


SUPPLEMENTAL AGREEMENT BETWEEN THE INTERNATIONAL BROTHERHOOD OF
ELECTRICAL WORKERS AND THE PACIFIC COAST SHIPBUILDING AND SHIP
REPAIR FIRMS

PREAMBLE
The Agreement made and entered into April 1, 1993 between the Seattle Division of Todd Pacific Shipyards Corporation" and the International Brotherhood of Electrical Workers, Pacific Coast Marine Council, Local 6, 46, 48, 76, 302 and 595, hereinafter collectively called the "Union."
WITNESSETH:
The following articles and sub-articles shall apply in lieu of those contained in the Master Agreement.

ARTICLE 1.  SCOPE OF AGREEMENT
1.1 This Agreement shall cover all electrical production, repair and maintenance employees within the bargaining unit (as defined in NLRB Case 20-RC-2157, dated March 4, 1966) and shall apply to all work and activities of the Employer in connection with the construction, conversion, repair or scrapping of any vessel on the Pacific Coast, including but not limited to dredges, floating drydocks, offshore drilling vessels, barges, mobile drilling platforms, plant equipment and all auxiliary equipment used in conjunction therewith.
ARTICLE 22.2
That in accordance with past practice, it is understood that if a seafaring union affiliated with the Maritime Trades Department, AFL-CIO establishes a lawful primary picket line by reason of a dispute affecting employees represented by the seafaring union employed on a specific vessel on which work is to be performed by a Pacific Coast Shipbuilders' Association shipyard no employee of the shipyard shall be subject to disciplinary action for failure to perform work on the struck vessel as distinguished from other shipyard work.

ARTICLE 23.  GRIEVANCES AND COMPLAINTS
23.1  Step 4:
  Substitute "International Representative of IBEW" for "International President" of the Master Agreement.
SCHEDULE "B"
Plannerman
Principal Duties: Check all electrical prints. Check and monitor all revision notices (RNs) and Engineering change notices
(ECNs). Maintain percent progress reports. Coordinate work with other craft plannermen as necessary. Prepare schedules and work orders.
Qualifications: Full knowledge of craft work. Able to read and understand blueprints.

SCHEDULE "C"
Layers-out
The classification of Layers-out as contained in Schedule "A" is a Mechanic who must have a thorough knowledge of blueprints, who can lay out patterns and/or develop and transpose the work from the Print to the metal. He must have a knowledge of parallel and conic development, as well as simple triangulation.
To qualify for Layers-out pay, the mechanic must be assigned to do the layout of such compartments as C.I.C. rooms or computer rooms on shipboard in new construction and conversion work. Determining normal locations of such items as wireways, lights, fixtures, junction boxes, and panels do not qualify as Layers-out work.
(a) Layers-out work performed for any period less than four (4) hours duration, a minimum of four (4) hours pay at the Layers-out rate.
(b) Layers-out work performed for any period over four (4) hours duration, a minimum of eight (8) hours pay at the Layers-out rate.

SCHEDULE "D"
ELECTRONIC TECHNICIAN CLASSIFICATION
An electronic technician is one who normally through special study and training has the knowledge and ability to understand, analyze, test, service, repair and adjust electronic equipment. The electronic technician shall perform trouble-shooting and testing required on electronic equipment/devices for audio, video, control circuits, remote and control instrumentation, etc. an electronic technician shall receive .50 (fifty cents) per hour over journeyman rate. This shall be an in use rate. It shall not include wiring circuits from the source of supply to the equipment power terminal or connection, installation, or mounting of electronic equipment and ancillary components.

SCHEDULE "E"
MAINTENANCE AND CONSTRUCTION WORK
Maintenance work shall be performed at wage rates and conditions herein established. Maintenance work shall consist of maintenance of all yard and plant facilities, and temporary services to vessel undergoing repairs or in the process of construction.
The following work, for example, when performed by employees of parties signatory to this Agreement, shall be paid for at the prevailing wage rate for Building and Construction Trades in the area where performed.
(a) The installation of any permanent new load center and branch circuits therefrom.
(b) Any new permanent addition of a branch circuit extending 25 feet or more from an existing load center.
(c) The permanent extension or relocation of any existing permanent branch circuit to an area outside of a 25 foot radius of its original location.
(d) Any new addition, relocation, or replacement of lighting fixtures involving ten or more fixtures in any given area.
(e)  Any new permanent "under-pier" work requiring eight or more manhours of labor.
(f) The installation of any new or relocation of existing permanent major plant equipment such as air compressors, boilers, cranes, electrical distribution switchboards.
SCHEDULE "F"
The following shall apply only to government contracts that use a total ship test program. It shall be invoked only when Todd is required to use test memos for Combat Systems Testing that require government approval.
All rates shall be "in use rates" and shall be written in on the timecard for actual time spent doing actual Combat Systems type work.
These rates shall apply while performing the actual test or any related aligning/grooming to make the system ready for operation testing. This does not apply to installation, cabling, hook-up, wire checking, meggering or "state 2 testing".
Personnel performing the agreed work shall be able to use/operate all test equipment and tools necessary to align, calibrate, and operate the required systems.
Combat Systems type work as defined shall apply to radar, sonar, communication, weapon, guidance, surveillance, and countermeasure systems as used by the government onboard combatants. The following are not considered Combat System type systems: Gyro's and repeaters, frequency converters/M.G. sets, signal lights (including infrared), wind speed & direction indictors, doppler speed log/pit sword, alarms, (unless integral to the equipment), and dial or sound powered telephones.
Combat Systems Technician  $.95
Combat Systems Leadman}  In accordance with Combat Systems
Quarterman}   Article 4, Section 2

COMBAT SYSTEMS TECHNICIAN
1.  Operate equipment or systems.
2. Perform class "A", "B", "C", or 009-16 overhauls on equipment.
3.  Perform warranty and field service work in/or out of yard.
4.  Research studies of equipment operational performances.
5.  Research replacement material source.
6.  Grooming, alignment, and calibration on equipment.
7.  Initial light-off/start up of equipment system.
8.  Troubleshoot and casualty repair equipment.
9. Perform test and evaluations in accordance with test documents.
10.  Perform evaluations of test criteria and/or test equipment.

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:


SUPPLEMENTAL AGREEMENT BETWEEN THE PACIFIC COAST MARINE
CARPENTERS' COUNCIL AND THE PACIFIC COAST SHIPBUILDING SHIP AND
REPAIR FIRMS

This Supplemental Agreement effective May 15, 1987 modifies the Document entitled "Agreement between the Seattle Division of Todd Pacific Shipyards Corporation and the Metal Trades Department of the AFL-CIO, the Pacific Coast Metal Trades District Council, the Local Metal Trades Councils and the International Unions signatory thereto" as far as it relates to members of the Pacific Coast Marine Carpenters' Council.
The following Articles and sub-Articles shall apply to Carpenters in lieu of those contained in the Master Agreement.

ARTICLE 3.2  RECOGNITION
The Employer, pursuant to the decision of the N.L.R.B. case No. 20-RC-1327, recognizes the Pacific Coast Marine Carpenters' Council as the sole and exclusive bargaining agent for all employees who are members of the following Local Unions nos. 1149, 247, 470, 780, 2071, 562, 1184, 1532 and 1597 of the United
Brotherhood of Carpenters and Joiners of America, AFL-CIO.

ARTICLE 4.  LEADING MEN
4.3  Add to existing:
(a) Working Leading men shall receive the Leading man rate over and above the contract rate while engaged in work for which a contract premium rate is paid. A Leading man on the jobsite leading a crew composed of journeymen receiving such contract premium rate also is entitled to Leading man pay over and above the premium.
(b) It is agreed that when shipwrights are performing service work for another craft they will be under the direction of the supervision of that other craft. Shipwright crews performing the production work of their own craft will be under their own supervision.

ARTICLE 7.  WAGE SCALES
7.5 Existing Wages and Conditions: It is agreed and understood that this Agreement shall not operate to reduce any existing wages that might be higher than those contained herein, nor shall it be used to change any conditions existing prior to the signing of this Agreement. However, if such conditions are in conflict with this Agreement, the terms of this Agreement will prevail.
7.6 Job Classification Award: Should any award be rendered giving a Union signatory to this Agreement the jurisdiction over a job classification with a lesser wage rate there will be no change in the wage rate for such classification.

ARTICLE 8.  OVERTIME
8.9  Add:   A reasonable opportunity to eat their lunch shall be
no later than one (1) hour following the end of their regular established lunch period.

ARTICLE 10.  VACATIONS
10.8 There shall be no vacation pay in lieu of a vacation. Vacation pay accruing to the employee within his vacation year as described above shall be paid to said employee upon completion of his vacation year unless said employee is leaving the area, is discharged, quits, or the Union makes written requests, in which event he shall be paid in full such vacation pay as may have accrued to him under the terms of this Article. When a temporary employee is laid off, however, if he requests his vacation pay, the Employer shall mail his pro rata vacation pay the following work day to the address the employee designates.

ARTICLE 12.  DIRTY WORK
12.3 Protective clothing will be made available when conditions warrant men are assigned to dirty work.
12.4 Work performed for any period less than four (4) hours duration a minimum of four (4) hours pay as set forth in Schedule "A."
12.5 Work performed for any period over four (4) hours duration, a minimum of eight (8) hours pay as set forth in Schedule "A."
12.6 The installation and removal of fiberglass, rockwool and similar insulating materials shall be paid at the rate set forth in Exhibit "B."
12.7 Employees required to do Carpenter work with lumber treated with creosote or other toxic materials as described in the U.S. Bureau of Labor Safety and Health Regulations for Ship repairing and/or shipbuilding as published by the Bureau of Labor Standards, shall receive the premiums set forth in Exhibit "B."

ARTICLE 23.  GRIEVANCES AND COMPLAINTS
Step 4.
In the event no satisfactory solution eventuates from Step 2 within five (5) working days, then the Local Union Representative shall process such complaint, grievance or dispute with the Employer. A Representative of the Marine Council or International Union may be present to assist the Local Union.

ARTICLE 25.  JURISDICTIONAL DISPUTES
25.2  Void - does not apply.
25.4 The Employer agrees that work assignments will be made to the employees covered by this Agreement in accordance with the established practice.
ARTICLE 27.  TOOLS
27.4 It is hereby agreed that in respect to the safekeeping of tools, the Employer will furnish a designated place for the employee's tools to be placed while the employee is off shift.
In the event any tools or tool boxes are stolen from this designated place, or lost due to fire, the Employer shall replace such tools.
27.5 It is further agreed that each employee will furnish an inventory in duplicate of these tools, and a copy of such inventory shall be filed with the personnel department and the employee's superintendent. Any additional tools that may be purchased by the employee will be added to such list at the time they are brought into the yard. The inventory shall be used for the purpose of tool replacement only.
27.6  All tools shall be sharpened on the Employer's time.

EXHIBIT "B"
Carpenters
Carpenters engaged while working with creosoted, toxic materials, treated lumber or fiberglass, rockwool, Styrofoam or similar insulation work, greasing and waxing of the ways and the cutting or grinding by machine of Marinate, asbestos materials and fiberglass shall be paid in addition to their rate of pay, fifty
(50) cents per hour.
Wood caulking including reefing out and replacing of glue or rubber in seams shall be paid in addition to their rate of pay, fifteen (15) cent per hour.

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:


SUPPLEMENTAL AGREEMENT BETWEEN INTERNATIONAL BROTHERHOOD OF
BOILERMAKERS, IRON SHIPBUILDERS, BLACKSMITH, FORGERS AND HELPERS
AND THE SEATTLE DIVISION OF TODD PACIFIC SHIPYARDS CORPORATION

The Employer recognizes the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers as the exclusive Collective Bargaining Representative of the employees included in the job classifications referenced in this addendum, separate and apart from the Pacific Coast Metal Trades Council, Puget Sound Metal Trades Council and the National Metal Trades Department AFL-CIO.
Further, the parties expressly recognize that by signing this agreement and addendum, the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers are not waiving their right to negotiate separate and apart from the Pacific Coast Metal Trades District Council, Puget Sound Metal Trades Council or the National Metal Trades Department AFL-CIO.
Further, the parties expressly recognize that separate notification pursuant to Article 31 of the Collective Bargaining Agreement must be given to or received from either the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers or their Subordinate Local 104, Seattle, Washington should Todd Pacific Shipyards Corporation or the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers or their Subordinate Local 104 wish to modify or amend this agreement.
Job classifications covered by this Agreement shall be:
Shipfitter, Welder, Burner, Rigger and Drydock Rigger.

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:

Letter of Understanding Between the United Association of
Journeymen and Apprentices of the Plumbing and Pipefitting
Industry of the United States and Canada, AFL-CIO and the Seattle
Division of Todd Pacific Shipyards Corporation.
April 1, 1993 to July 31, 1996
The following Articles and sub-Articles shall apply to Pipefitters and to the United Association in lieu of those contained in the Master Agreement.

Article 10.8
There shall be no vacation pay in lieu of a vacation. Vacation pay accruing to the employee within his vacation year as described above shall be paid to said employee upon completion of his vacation year unless said employee is leaving the area, is discharged, quits, or the Union makes written request, in which event he shall be paid in full such vacation pay as may have accrued to him under the terms of this Article. However, this written request will not be honored more than once every ninety days. When a temporary employee is laid off the Employer shall mail his pro rata vacation pay within two working days to the address the employee designates.

Article 12.3
Protective clothing will be made available when conditions warrant men being assigned to dirty work.

Article 12.4
The employer shall make available, at no cost to employees, proper preventive care, including, but not limited to gamma globulin shots, for hepatitis and other diseases caused by exposure to human waste.

Premiums
P-1 Piping  $.35 hour
High Pressure Silbrazers  $.35 hour
Waveguides  $.50 hour
Refrigeration  $.75 hour
Benders  $.35 hour

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:


Letter of Understanding Between The International Union of Operating Engineers Local 302, AFL-CIO and the Seattle Division of Todd Pacific Shipyards Corporation.
April 1, 1993 to July 31, 1996
The following Articles and sub-Articles shall apply to crane operators in lieu of those contained in the Master Agreement.

Article 13  Maintenance Work
The employer shall pay outside scale per AGC/Local 302 master labor agreement for all work on maintenance projects when the crane operator(s) are assisting contractors or crafts being paid outside construction scale.

Schedule "B"
(a) A crane operator can make two (2) moves involving two (2) pieces of equipment in one shift. For each additional move, the operator shall receive one (1) hour at the straight-time rate.
(b) A crane operator, while engaged in making a multiple crane lift where two (2) whirley cranes are lifting simultaneously, shall receive a premium of seventy-five cents (75) per hour from hook-on to hook-off.

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date:

Letter of Understanding Between The International Brotherhood of
Painters Local 300 AFL-CIO and the Seattle Division of Todd
Pacific Shipyards Corporation.
April 1, 1993 to July 31, 1996
The following Articles and sub-Articles shall apply to painters in lieu of those contained in the Master Agreement.

Article 21.  APPRENTICESHIP AND TRAINEE PROGRAM
The parties agree to establish an apprenticeship program in accordance with the applicable State standards.

SCHEDULE "A"
The individual painter working as the Hazardous Substance
Technician shall receive an additional $.50 per hour on an as engaged basis.

SCHEDULE "B"
The Spray Painter rate ($.25 per hour) is to apply to employees who are classified as Painters in accordance with Schedule "A" of the Agreement. The Spray Painter rate is to apply to those Painters when they are performing work falling within the scope of this classification on the following basis:
(a)  Spray painting work performed for any period less than four
(4) hours duration, a minimum of four (4) hours pay at the Spray
Painter rate.
(b) Spray painting work performed for any period over four (4) hours duration, a minimum of eight (8) hours pay at the Spray Painter rate.

For The Employer    For The Union
By:                 By:
Title:              Title:
Date:               Date: